EXHIBIT 99.1

NEWS RELEASE                        For immediate release
California Resources Corporation Completes Financial Restructuring
•Trading of New Common Stock to Commence on NYSE on October 28, 2020
•Chapter 11 Restructuring Eliminates Pre-Existing Debt and Midstream JV Interests in Exchange for Equity
•CRC Emerges With a $540 Million Revolving Credit Facility, $300 Million of Secured Notes and $200 Million of Second Lien Term Loan
Santa Clarita, California, October 27, 2020 – California Resources Corporation (NYSE: CRC) (“CRC” or the “Company”) announced that it will today complete its financial restructuring and emerge from the bankruptcy process with a significantly stronger balance sheet. CRC’s Joint Plan of Reorganization (“Plan”) in its Chapter 11 case cancelled pre-existing debt, consolidated CRC’s ownership in the Elk Hills power plant and cryogenic gas plant, and provided for the payment in full of all valid and undisputed trade and contingent claims in the ordinary course of business. Today, CRC will officially conclude its reorganization after completing all required actions and satisfying the remaining conditions of the Plan.
Todd Stevens, President and CEO of CRC, noted, “With the full support of our stakeholders and a much stronger balance sheet, the restructured CRC is well designed to withstand price cycles and continue delivering affordable, sustainable and reliable energy that is so essential to Californians. You can expect CRC to build upon the fundamental strengths of our business that provide us a high degree of operating flexibility, including our low-decline conventional oil production, low capital intensity, exposure to the Brent crude oil markets, substantial mineral ownership in fee, and integrated infrastructure. We believe the streamlined CRC and our commitment to disciplined capital allocation will serve as a strong foundation to deliver free cash flow. CRC is committed to fostering sustainable energy production to meet the future needs of all Californians. I would also like to thank our employees for their dedication, focus and effort to sustain our proven track record of safety, environmental stewardship and operational excellence during the restructuring process."
As previously reported, CRC entered into a Settlement and Assumption Agreement with certain affiliates of Ares Management L.P. (“Ares”) related to CRC’s and Ares’ Elk Hills joint venture. Under this agreement, CRC acquired the equity interests of the joint venture and 100% ownership of the Elk Hills power plant and a cryogenic gas processing plant in exchange for approximately 20.8% of the new common stock in CRC and $300 million of secured notes issued by EHP Midco Holding Company, LLC, a subsidiary of CRC. As a result, the joint venture’s assets are now wholly owned by CRC.
Under the Plan approved by the bankruptcy court, approximately $4.4 billion of loans and notes outstanding as of June 30, 2020 have been equitized. Additionally, all of the

Company’s previously existing equity interests have been cancelled and ceased to exist after the market close on October 27, 2020. In connection with its emergence, shares of the Company’s new common stock have been approved for listing on the New York Stock Exchange under the ticker symbol “CRC” and trading is expected to commence on October 28, 2020. At emergence, CRC will have approximately 83.3 million shares of new common stock issued and outstanding, which includes shares representing 32.5% of our new common stock issued to holders of loans and notes pursuant to the Plan, shares representing 45.7% of our new common stock issued in connection with a fully backstopped $450 million rights offering that was fully subscribed and is effective upon emergence, as well as shares representing 20.8% of our new common stock issued in the Ares settlement described above. CRC also issued Tier 1 Warrants and Tier 2 Warrants (each as defined in the Plan) to acquire up to 2% and 3% of new common stock, respectively, at a “strike price” to be calculated using a $3 billion aggregate equity value, which are valid for four years.
At emergence, CRC entered into a new revolving credit facility with a $1.2 billion borrowing base and a commitment level of $540 million. The facility matures on April 27, 2024. CRC has a net borrowed position of approximately $37 million on the facility at emergence, which is net of unrestricted cash of $70 million and $118 million used to cash collateralize on an interim basis certain letters of credit outstanding under CRC’s senior debtor-in-possession credit facility. CRC’s capital structure also includes a $200 million second lien term loan and $300 million of secured notes due 2027 issued to Ares in connection with the Ares settlement described above. CRC is well-capitalized at emergence with over $345 million of available liquidity.
New Capital Structure Summary
The following table shows CRC’s principal amount of debt and mezzanine equity as of June 30, 2020 and at emergence:

Capital Structure (in Millions)	As of June 30, 2020	At Emergence
Debt:
2014 Old Revolving Credit Facility	$731	---
NEW Revolving Credit Facility	---	$225*
2017 Term Loan	$1,300	---
2016 Term Loan	$1,000	---
NEW Second Lien Term Loan	---	$200
8% Second Lien Notes due 2022	$1,808	---
5.5% Unsecured Notes due 2021	$100	---

Capital Structure (in Millions)	As of June 30, 2020	At Emergence
6% Unsecured Notes due 2024	$144	---
NEW Secured Notes due 2027	---	$300
Mezzanine Equity:
Elk Hills Power Noncontrolling interest	$827	---
Total Debt & Mezzanine Equity	$5,910	$725
(*) – Certain letters of credit outstanding under our senior debtor-in-possession facility have been cash-collateralized on an interim basis until transferred to our New Revolving Credit Facility. This interim cash collateralization resulted in $118 million temporarily funded under the New Revolving Credit Facility. Excluding this amount, the balance outstanding on our New Revolving Credit Facility, net of unrestricted cash of $70 million, would have been $37 million.
Newly Appointed Board of Directors
In accordance with the Plan, CRC has a new Board of Directors (“Board”) effective today. The new Board members are Chairperson Mark A. McFarland, Douglas E. Brooks, Tiffany (TJ) Thom Cepak, James N. Chapman, Julio M. Quintana, William B. Roby and Brian Steck. President and CEO Todd Stevens will also continue to serve as a director of CRC. The Board has standing Audit, Compensation, Nominating and Governance Committees. The formation and composition of a Sustainability Committee will be addressed following emergence.
Additional Information
Additional information regarding CRC’s Chapter 11 filing is available at https://investors.crc.com/Corporate-Restructuring-Information/default.aspx and will be provided in a Form 8-K, which can be viewed on the Company’s website at www.crc.com or the SEC’s website at www.sec.gov. Copies of the signed orders and the full court docket for this case can be found online at https://dm.epiq11.com/CaliforniaResources and questions regarding the bankruptcy specifics should be directed to the Company’s claim agent by emailing CRCinquiries@epiqglobal.com or by calling (855) 917-3506.
Forward-Looking Statement Disclosure
This release contains forward-looking statements that involve risks and uncertainties that could materially affect our expected results of operations, liquidity, cash flows and business prospects. Such statements include those regarding our expectations as to our future: financial position, liquidity, cash flows and results of operations; business prospects; transactions and projects; operating costs; operations and operational results including capital investment and expected VCI; and budgets.
Actual results may differ from anticipated results, sometimes materially, and reported results should not be considered an indication of future performance. While we believe the assumptions or bases underlying our expectations are reasonable and make them in good faith, they almost always vary from actual results, sometimes materially. Factors (but not necessarily all the factors) that could cause results to differ include the factors discussed in “Risk Factors” in our Annual Report on Form 10-K available on our website at www.crc.com.

Words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "goal," "intend," "likely," "may," "might," "plan," "potential," "project," "seek," "should," "target, "will" or "would" and similar words that reflect the prospective nature of events or outcomes typically identify forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About California Resources Corporation
California Resources Corporation is an independent exploration and production company and the largest producer of oil and natural gas in California. The Company operates its world class resource base exclusively within the State of California, applying complementary and integrated infrastructure to gather, process and market its production. Using advanced technology, California Resources Corporation focuses on safely and responsibly supplying affordable energy for California by Californians.

CRC Contacts:

Scott Espenshade (Investor Relations)    Margita Thompson (Media)
(818) 661-6010    (818) 661-6005
Scott.Espenshade@crc.com    Margita.Thompson@crc.com

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